Exhibit 99.1

Beeline CEO and COO to Present at Ladenburg Thalmann Technology Innovation Expo on May 21 in New York City

Providence, Rhode Island-(April 24, 2025) – Beeline Holdings, Inc. (NASDAQ: BLNE), a technology-driven mortgage originator, SaaS platform, and title services provider, today announced that it will present at the Ladenburg Thalmann Technology Innovation Expo on May 21, 2025, at Convene – 101 Park Avenue, New York, NY.

Beeline is scheduled to present in Track 1 at 9:00 AM ET.

For more information or to register for the event, please visit the conference website Ladenburg Innovation Expo or contact Beeline at IR@Makeabeeline.com.

About Beeline

Beeline is a forward-thinking mortgage origination and technology company transforming home loans into a short, transparent, and easy path for millions of Americans. Using AI and proprietary technology, Beeline offers near-instant pre-approvals in as little as seven minutes, allowing borrowers to see loan options and lock their rate in one session.